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                                                              EXHIBIT (h)(10)(c)

[LOGO] American General
       Life Companies

                               December ___, 2010

JPMorgan Insurance Trust
1111 Polaris Parkway, OH1-1235
Columbus, Ohio  43240

Re:      (1)      Fund Participation Agreement dated April 24, 2009 between
                  American International Life Assurance Company of New York ("AI
                  Life"), JPMorgan Insurance Trust, JPMorgan Investment Advisors
                  Inc., J.P. Morgan Investment Management Inc. and JPMorgan
                  Funds Management, Inc. ("Participation Agreement")
         (2)      Rule 22c-2 Information Sharing and Restricted Trading
                  Agreement dated April 24, 2009 between JPMorgan Insurance
                  Trust, JPMorgan Investment Advisors, Inc., JPMorgan Funds
                  Management, Inc. and AI Life ("Rule 22c-2 Agreement")
                  (Participation Agreement and Rule 22c-2 Agreement are collectively referred to hereinafter as the "Agreements")

Dear Fund Partner:

         As you may already be aware, AI Life will be merging with and into The United States Life Insurance Company in the City of New York ("USL"), the surviving company, effective December 31, 2010 (hereinafter referred to as the "Merger").

         Your fund trust company may have agreements with AI Life pursuant to which the trust acted as an investment vehicle for separate accounts established by AI Life for variable life insurance policies and variable annuity contracts (the "Contracts").

         As a result of the Merger, if AI Life was a party to the Agreements, then all rights, duties and obligations arising under the Agreements would be effectively assigned to USL which company will assume the rights, duties and obligations of AI Life thereunder.

         Pursuant to Article 13.9 of the Participation Agreement, AI Life hereby requests your consent to the assignment of its rights, duties and obligations under such agreement to USL. AI Life also requests your consent to the assignment of the rights, duties and obligations of AI Life under the Rule 22c-2 Agreement to USL. Please indicate your consent to these assignments by signing below. The consent to the assignments will be effective December 31, 2010.

         To the extent that provisions of the Agreements and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreements shall remain unchanged and in full force and effect, and are hereby ratified and confirmed in all respects as amended hereby.

                      AMERICAN GENERAL LIFE COMPANIES, LLC
                 2929 Allen Parkway, A30-25 . Houston, TX 77019

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         If you have any questions regarding this matter, please contact
_____________ at _________________ or __________________ at ____________.

AMERICAN INTERNATIONAL LIFE
ASSURANCE COMPANY OF NEW YORK

                                           ATTEST:

By:                                        By:
   ----------------------------------         ----------------------------------

THE UNITED STATES LIFE INSURANCE
COMPANY IN THE CITY OF NEW YORK

                                           ATTEST:

By:                                        By:
   ----------------------------------         ----------------------------------

Consented to, Acknowledged and Agreed:

JPMORGAN INSURANCE TRUST


By:
   ----------------------------------
    Name:
    Title:

JPMORGAN INVESTMENT ADVISORS INC.


By:
   ----------------------------------
    Name:
    Title:

J.P. MORGAN INVESTMENT MANAGEMENT INC.


By:
   ----------------------------------
    Name:
    Title:

JPMORGAN FUNDS MANAGEMENT, INC.


By:
   ----------------------------------
    Name:
    Title: